Exhibit 10.1

AMENDMENT NO. 2 TO THE RUSSELL GOLDSMITH
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO THE RUSSELL GOLDSMITH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of July 14, 2014, by and among Russell Goldsmith (“Goldsmith”), City National Bank (“CNB”) and City National Corporation (the “Parent Corporation”).

WHEREAS, Goldsmith, CNB and the Parent Corporation are parties to an Amended and Restated Employment Agreement dated as of June 24, 2010 (as amended on March 14, 2012, the “Agreement”); and

WHEREAS, the parties desire to extend the term of the Agreement to July 15, 2017 and to amend certain terms of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, it is mutually agreed as follows:

1.                                      Term.  Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4.                              Term.  Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence as of  July 16, 2010 (the “Start Date”) and shall terminate July 15, 2017, and may be extended as mutually agreed between Employer and Goldsmith.”

2.                                      Performance Awards.  Effective for awards granted following the date of this Amendment, Paragraph 7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.                              Performance Awards.

(a)                               Annual Stock Awards.

(i)                                     In each fiscal year beginning in 2015 and continuing during the employment term, upon the earlier to occur of (i) the date the Employer generally grants annual stock awards to other corporate officers who are members of the Employer’s Executive Committee and Strategy and Planning Committee, and (ii) March 15, the Employer shall grant to Goldsmith an award of restricted stock units (an “Annual Stock Award”) under the Current Plan having a Fair Market Value (as defined in such Plan) on the grant date of $1,225,000 (the “Target Annual Stock Amount”), which shall be earned at 100% if the Parent Corporation’s net income goal, as established by the Committee, for the fiscal year in which the Annual Stock Award is granted (the “Performance Goal”) is achieved at 75% of target, scaled down to 75% of the Target Annual Stock Amount if the Performance Goal is achieved at 62.5% of target and 50% of the Target Annual Stock Amount if the Performance Goal is achieved at 50% of target.  The Annual Stock Award will be forfeited in its entirety if the Performance Goal is achieved at less than 50% of target.  The Target Annual Stock Amount may be increased at the discretion of the Committee, from time to time.

(b)                               Scorecard-Based Long-Term Cash Award.

(i)                                     In each fiscal year beginning in 2015 and continuing during the employment term, upon the earlier to occur of (i) the date the Employer generally grants annual stock awards to other corporate officers who are members of the Employer’s Executive Committee and Strategy and Planning Committee, and (ii) March 15, the Employer shall grant to Goldsmith a long-term cash incentive award (an “LTIP Award”) with a target payout of $1,325,000 (the “LTIP Target Amount”).  The LTIP Award will be divided into segments (each, an “LTIP Segment”) and each LTIP Segment will have a target payout of 25% of the LTIP Target Amount.  Each LTIP Segment shall have an earned payout of $579,687.50 if the Performance Goal for the year in which the LTIP Award is granted (the “Section 162(m) Goal”) is achieved at 75% of target; provided, that one of the four LTIP Metrics shall be assigned to each LTIP Segment and the earned payout, if any, for each LTIP Segment will be adjusted downward in accordance with the following matrix if the Company’s performance relative to that of Peer Banks for the three-year performance measurement period beginning on January 1 of the year of grant for the LTIP Metric assigned to such LTIP Segment is achieved at less than Maximum.  No payout shall be made in respect of any of the LTIP Segments if the Section 162(m) Goal for the LTIP Award is achieved at less than 75% of target.

LTIP Award Level	Percentile Achieved	Earned Payout per LTIP Segment
Maximum	75th or above	$579,687.50
Target	50th	$331,250
Threshold	35th	$165,625

The amount of the LTIP Segment that will be earned for performance between Threshold and Target and between Target and Maximum will be determined on a straight-line basis.

(ii)                                  “Peer Banks” means, for each three-year measurement period, the component companies ranked as the 11th through 50th of the largest banks in the SNL Bank Index (but excluding Employer) as measured by assets based on the most recently available public data as of the first day of the measurement period, or if the SNL Bank Index is no longer maintained or is no longer appropriate, in the reasonable judgment of the Committee, the Peer Banks shall instead be the companies included in any other reasonably comparable index prepared by a third party or the Committee of publicly-traded financial companies such that Employer falls between the 25th and 75th percentile in terms of size of market capitalization and/or assets.

(iii)                               The “LTIP Metrics” shall be (1) growth in cumulative actual diluted earnings per share, (2) return on tangible equity, (3) net charge-offs to total loans, and (4) nonperforming assets to total loans.  The definition of each LTIP Metric, and the percentile achieved for each LTIP Metric, shall be determined in the reasonable judgment of the Committee.  For the avoidance of doubt, the earned payout for the LTIP Award will be the sum of the earned payout for each LTIP Segment.

(c)                                TSR-Based Long-Term Cash Award.

(i)                                     No later than July 31 of 2015 and of each subsequent fiscal year during the term of this Agreement (and for 2017, no later than July 15 unless this Agreement is extended), the Employer shall grant to Goldsmith a long-term cash incentive award (the “TSR Award”) with a target payout of $1,000,000.  The TSR Award will be earned based on the Parent Corporation’s performance relative to that of Peer Banks for a three-year performance measurement period beginning on July 1 of the year of grant as follows:

LTIP Award Level	Percentile Achieved	Earned Payout
Maximum	90th or above	$1,750,000
Superior	75th	$1,500,000
Target	50th	$1,000,000
Threshold	25th	$500,000

The amount of the TSR Award that will be earned for performance between Threshold and Target, between Target and Superior and between Superior and Maximum will be determined on a straight-line basis.  For the avoidance of doubt, nothing in this Amendment shall be deemed to supersede the Employer’s obligation to grant to Goldsmith a long-term incentive cash award in accordance with Section 7(b) of the Agreement as in effect prior to this Amendment no later than July 31, 2014.

(ii)                                  “Peer Banks” has the meaning provided in Section 7(b)(ii) above.  “TSR” shall be determined for a company, including the Parent Corporation and each of the Peer Banks, as follows:

(Price End – Price Begin) + Dividends

Price Begin

with “Price Begin” equal to the company’s closing price per share of common stock on its principal exchange or trading market on the first trading day in the three-year measurement period (adjusted to give effect to stock splits and stock dividends during the measurement period), “Price End” equal to the company’s closing price per share of common stock on its principal exchange or trading market on the final trading day in the three-year measurement period, and “Dividends” equal to the aggregate cash dividend per share of common stock paid during the three-year measurement period; provided that, in determining the Price Begin and Price End, the Committee may, in its sole discretion, use the average of the closing prices for a reasonable period of time ending on the first trading day and the final trading day, respectively, in the three-year measurement period.

(d)                               Vesting of Performance Awards.

(i)                                     The Annual Stock Award will (1) vest twenty-five (25%) each year, commencing on the second anniversary of the grant date; (2) be entitled to dividend equivalent units, (3) unless deferred by Goldsmith, be settled solely in cash as soon as reasonably practicable following vesting, but in no event later than thirty (30) days following the applicable vesting date, and (4) otherwise be issued on terms and conditions consistent with restricted stock unit awards then being issued by the Committee to other corporate officers who are members of the Employer’s Executive Committee and Strategy and Planning Committee.  The LTIP Award and the TSR Award will each vest 100% on the third anniversary of the grant date, and be paid in cash in a single lump sum as soon as reasonably practicable (and in no event later than sixty (60) days) following the date of such anniversary.

(ii)                                  In the event a Change in Control Event (as defined in the Current Plan) occurs prior to completion of the applicable performance measurement period (whether prior to or after Goldsmith’s termination of employment under circumstances in which Annual Stock Awards, LTIP Awards and TSR Awards (collectively, “Performance Awards”) remain outstanding), any Annual Stock Award for which the attainment of the Performance Goal has not yet been determined shall be deemed earned as of the date of the Change in Control Event in full at target, and Goldsmith’s LTIP Awards and TSR Awards shall be deemed earned as of the date of the Change in Control Event based on the greater of (A) target and (B) actual performance through the date of the Change in Control Event.  Except as otherwise provided in the following sentence, each such Performance Award shall vest and be paid on the originally scheduled dates as set forth in subparagraph 7(d)(i) or, in the event of Goldsmith’s termination of employment, as set forth in subparagraph 7(d)(iii).  Subject to subparagraph 10(h) (if applicable to any individual Performance Award), if Goldsmith remains employed on the date on which such Change in Control Event occurs, and his employment is subsequently terminated in circumstances that cause such Performance Awards to become vested pursuant to subparagraph 7(d)(iii), then each such Performance Award shall be paid upon, or as soon as reasonably practicable (and in no event later than thirty (30) days) following, the effective date of termination; provided, that if such Performance Award is nonqualified deferred compensation within the meaning of Section 409A of the Code, then this sentence shall only apply to such Performance Award if such Change in Control Event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) and the effective date of termination occurs within two (2) years following the date on which such Change in Control Event occurs.

(iii)                               Upon the termination of Goldsmith’s employment with Employer, all Performance Awards granted to Goldsmith that are not vested at the time of termination will, for no consideration, be forfeited to the Parent Corporation, except that the service obligation applicable to any Performance Awards will immediately lapse and such awards will vest immediately if Goldsmith’s employment is terminated pursuant to subparagraph 10(b) (without good cause), 10(c) (disability), 10(d) (death) or 10(f) (expiration) hereof or Sections 5(c) and 6(a) (Good Reason), or 6(a) (without Cause) of the Amended Employment Agreement after a Change of Control; provided that, with respect to a termination prior to a Change in Control Event, (A) in the case of LTIP Awards and TSR Awards that are not yet earned as of the effective date of termination, such awards will remain outstanding until, and be deemed earned based on actual achievement of the applicable performance goals through, the end of the applicable three-year performance measurement period, and (B) in the case of Annual Stock

Awards that are not yet earned as of the effective date of termination, such awards will remain outstanding until, and be deemed earned based on actual achievement of the applicable Performance Goal through, the end of the applicable one-year performance measurement period.  Subject to subparagraph 10(h) (if applicable to any individual Performance Award), all Annual Stock Awards that become vested as of the effective date of termination pursuant to this subparagraph 7(d) shall (I) if the effective date of termination occurs on or after the first February 15 following the end of the one-year performance measurement period applicable to an Annual Stock Award, be settled solely in cash as soon as reasonably practicable (and in no event later than thirty (30) days following such date of termination), and (II) if the effective date of termination occurs prior to the first February 15 following the end of the one-year performance measurement period applicable to an Annual Stock Award, be settled solely in cash during the seventy-five (75) day period beginning on the first January 1 following the end of the one-year performance measurement period.  Each LTIP Award and TSR Award that becomes payable following the termination of Goldsmith’s employment shall be paid on the originally scheduled payment date as set forth in subparagraph 7(d)(i).

(e)                                Clawback.  Notwithstanding anything herein to the contrary, if a Performance Award is or was based on materially inaccurate financial statements (whether or not resulting in restatement) or any other materially inaccurate performance metric criteria, such Performance Award shall be subject to (1) forfeiture and recoupment from Goldsmith to the extent that calculation of the applicable performance goal(s) is determined to have erroneously increased the amount of the Performance Award or (2) increase to the extent that the applicable performance goal(s) is determined to have erroneously reduced the amount of the Performance Award.”

3.                                      Office Space and Secretarial Support.  Subparagraph 10(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(g)                          Office Space and Secretarial Support.  From and after the expiration of the term of this Agreement or the Amended Employment Agreement or if Goldsmith’s employment is terminated other than pursuant to subparagraph 10(a) (or Section 5(a) of the Amended Employment Agreement if it is then in effect) for cause or other than pursuant to subparagraph 10(d) on account of his death, Employer shall provide Goldsmith (at no cost or expense to Goldsmith) for a period of five years with (i) an office at a location of Goldsmith’s choice, with a size comparable to, and the furnishing and appointments from, Goldsmith’s office as of the effective date of termination and (ii) exclusive personal secretarial support of one secretary, as selected by Goldsmith.”

4.                                      Bonus Compensation.  The following is hereby added as subparagraph 6(e) of the Agreement:

“(e)                            Notwithstanding anything in subparagraph 6(c) or 10(b) hereof to the contrary, for any fiscal year in which Goldsmith was not employed by Employer for the entire year, the amount of the Annual Bonus payable to Goldsmith for the portion of the year prior to the effective date of termination will be determined by reference to the actual achievement of the applicable plan goals through the end of the fiscal year as determined by the Committee consistent with past practice and on a basis no less favorable than as applied to similarly-situated executives and shall be in addition to any other severance payments which Goldsmith is entitled to receive for the period after the effective date of termination.  For the avoidance of doubt, there will be no duplication of payments for the same portion of any fiscal year with respect to the Annual Bonus for any fiscal year.”

5.                                      Section 409A.  The following is hereby added as the last sentence of Paragraph 24 of the Agreement:

“In connection with any Change in Control Event that constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), Employer may terminate the Agreement with respect to the then-outstanding Performance Awards granted after July 14, 2014 that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code as of the date on which such Change in Control Event occurs, if any, and cause such Performance Awards to be paid based on the levels of achievement required under the first sentence of Paragraph 7(d)(ii) within thirty (30) days following the date on which such Change in Control Event occurs in accordance with, and solely to the extent permitted by, Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).”

6.                                      The terms of this Amendment shall control notwithstanding any provision in the Agreement to the contrary, and the terms of the Agreement shall be construed and interpreted consistent with the terms of this Amendment.  The terms of this Amendment shall not modify or amend any requirements or terms under the Agreement with respect to vesting or acceleration of any existing equity awards previously granted to Goldsmith.

7.                                      Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

8.                                      This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereby execute this Amendment as of the day and year first above written.

CITY NATIONAL BANK

By:	/s/ Michael B. Cahill
Name:	Michael B. Cahill
Title:	Executive Vice President, General Counsel and Corporate Secretary

CITY NATIONAL CORPORATION

By:	/s/ Michael B. Cahill
Name:	Michael B. Cahill
Title:	Executive Vice President and General Counsel and Corporate Secretary

RUSSELL GOLDSMITH

/s/ Russell Goldsmith